Exhibit 10.22

This Employment Agreement (“Agreement”) is entered into as of October 1, 2024 (the “Effective Date”) by and between SUNBELT RENTALS, INC., a North Carolina corporation with its principal office in Fort Mill, South Carolina (“Sunbelt”), and Alex Pease (“Employee”) (collectively, the “Parties”). In consideration of the mutual promises and covenants contained in this Agreement, including Employee’s employment by Sunbelt, together with specialized training, access to Trade Secrets, Confidential Information, and Work Product, as defined below, and other valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Sunbelt and Employee agree as follows:

1.

Employment. Sunbelt hereby employs Employee and Employee hereby accepts employment with Sunbelt upon the terms and conditions of this Agreement. Employee acknowledges and agrees that the terms of this Agreement, including the non-competition, non-solicitation, and confidentiality provisions contained in this Agreement, were disclosed to Employee, in writing, prior to Employee accepting an offer of employment or continued employment.

2.

Duties. Employee shall serve as the Chief Financial Officer (“CFO”) Designate. Employee is expected to assume the role as the CFO within one year of the Effective Date. Employee shall perform such duties as are commensurate with Employee’s position and as may be reasonably required or assigned by Sunbelt’s Chief Executive Officer (“CEO”) and/or the Board of Directors of Sunbelt from time to time. Changes in or additions to Employee’s duties or title(s) under this Agreement are not to be accompanied by additional compensation unless expressly agreed to by Sunbelt. During the Term (as defined below), Employee agrees to serve Sunbelt faithfully and to devote Employee’s full business time, attention, and energy to the business of Sunbelt and to property and timely discharge Employee’s duties. Employee further agrees to comply with Sunbelt’s policies, rules and procedures, and Code of Conduct. Employee shall not, directly or indirectly, engage in any self-employment or perform services of any kind as an employee, agent, owner, partner, shareholder, officer, director, consultant, or otherwise to or for any other person, firm, partnership, joint venture, or corporation, without the prior written consent of the CEO.

3.

Compensation. As full and complete compensation for all services rendered as an employee for Sunbelt, Employee shall receive the compensation as set forth in Employee’s offer letter, which is incorporated into this Agreement by reference, and shall be eligible to participate in applicable fringe benefits as may be provided by Sunbelt, subject to the terms and conditions of the applicable fringe benefit plan, policy, or program. Nothing in this Agreement shall limit Sunbelt’s ability to amend, modify, or terminate any fringe benefit plan, policy, or program.

4.

Prior Obligations. Employee represents and warrants that (i) Employee is not subject to any outstanding agreement or order whereby Employee is prohibited from entering into this Agreement, or any outstanding restrictive covenant or non-competition agreement which would interfere with or prevent Employee’s employment with Sunbelt; (ii) Employee has performed all duties or obligations that Employee may have under any agreement with a former employer or other party, including, without limitation, the return of all confidential materials; and (iii) Employee is currently not in possession of any confidential materials or property belonging to a former employer or other party. Employee further represents and warrants that Employee has not taken, used, or disclosed and will not use or disclose, in the scope of Employee’s employment with Sunbelt, any confidential, proprietary, and/or trade secret materials, documents, or information that Employee obtained from a former employer or one to whom Employee may owe any obligation of confidentiality or non-disclosure. Without limitation on any other rights or remedies available to Sunbelt with respect to Employee’s breach of the obligations in this Paragraph, Employee shall defend, indemnify, and hold Sunbelt harmless from and against any and all demands, claims, payments, obligations, fines, actions, damages, costs, and expenses relating to any conflict between Employee’s employment with Sunbelt and any prior employment, duty, contract, or restrictive covenant, or any misrepresentation by Employee in this Paragraph.

5.	Term and Termination.

a.

Subject to the provisions for termination otherwise included in this Agreement, the initial term of this Agreement and Employee’s employment hereunder shall commence on the Effective Date and continue until the first anniversary of the Effective Date (the “Initial Term”). Upon the expiration of the Initial Term, the term of this Agreement shall automatically extend for additional one-year terms on the same terms and conditions contained herein on each anniversary of the Effective Date (each, a “Renewal Term”), unless either party provides ninety (90) days’ written notice of its intent not to renew prior to the end of the Initial Term or a Renewal Term (as applicable), subject to earlier termination as provided herein. When used herein, “Term” shall mean the Initial Term together with any Renewal Terms (as applicable).

b.	Notwithstanding the provisions of Paragraph 5.a., this Agreement and Employee’s employment hereunder may be terminated in any of the following ways:

i.	by Sunbelt, without notice and with immediate effect, for Cause, as determined in the sole discretion of Sunbelt. For purposes of this Agreement, “Cause” means Employee’s:

1.	Failure to substantially comply with reasonable directives of the CEO;

2.

Chronic absenteeism; willful misconduct, malfeasance, or gross negligence in the performance of Employee’s duties; actions or omissions involving moral turpitude; or illegal use of controlled substances;

3.

Failure to abide by or act in accordance with Sunbelt’s written policies and procedures as they may exist from time to time which, for the avoidance of doubt, shall include the Ashtead Group operating policies;

4.	Material breach or default hereunder, which shall remain uncured five (5) days after receipt of written notice from the CEO that a material breach or default has occurred and is continuing;

5.	Failure to cooperate fully with any investigation conducted by or on behalf of Sunbelt;

6.	Commission of a felony of any nature, commission of any crime acting in Executive’s capacity as an officer of Sunbelt, or commission of any other crime that reflects adversely on Sunbelt;

7.	Engaging in a material act of dishonesty, disloyalty, or fraud with respect to Sunbelt, auditors, or any of Sunbelt’s vendors, customers, or employees;

8.	Engaging in any act or omission that reasonably could be expected to cause damage to Sunbelt’s business or reputation; or

9.	Acting in any manner which is in violation of Employee’s common law duty or loyalty or other fiduciary duty to Sunbelt;

ii.

by Sunbelt, without notice and with immediate effect, upon Employee’s death or upon the chronic illness or chronic disability of Employee that, in the judgment of the CEO, results in the inability of Employee to perform the essential functions of his job hereunder, with reasonable accommodation, for a period equal to the longer of (A) sixty (60) consecutive days, or (B) such period that would entitle Employee to receive benefits under the then effective disability policy;

iii.

by Employee upon twelve (12) months’ written notice to the CEO of his resignation, provided that at any time following receipt of such notice Sunbelt may by notice to Employee accelerate the effective date of termination of employment and this Agreement to an earlier date.

iv.	by the CEO upon thirty (30) days’ written notice to Employee of termination without Cause;

v.

by Employee for Good Reason. For purposes of this Agreement, “Good Reason” means Employee’s termination of employment following the initial existence of one or more of the following conditions arising without Employee’s consent: (1) a material breach of this Agreement by Sunbelt; or (2) a material diminution in Employee’s authority, duties, or responsibilities (including Employee not being named CFO on or before the first anniversary of the Effective Date); (3) a requirement by Sunbelt for the Employee to relocate more than 50 miles from the place of employment required on the date of hire; or (4) a material diminution in Employee’s base salary or target annual incentive bonus opportunity, unless such reduction is part of an across-the-board reduction applicable to the officers of Sunbelt generally. Within 30 days following the initial existence of a condition described in Clauses (1), (2), (3), or (4) above, Employee must provide written notice to Sunbelt of the existence of the condition, and Sunbelt must fail to remedy the condition within 30 days of receipt of such notice. If Sunbelt fails to remedy the condition, Employee must terminate employment with Sunbelt within 30 days of the end of the 30-day cure period. If Employee does not terminate employment within 30 days of the end of the 30-day cure period, then Employee’s termination will not be for Good Reason.

c.

In the event of any termination set forth in Subparagraphs (b)(i) or (ii) above, Employee shall not be entitled to any further compensation other than Employee’s earned but unpaid base salary up to the effective date of termination of employment with Sunbelt (the “Termination Date”), and reimbursement for unreimbursed reasonable business expenses incurred by Employee prior to the Termination Date in accordance with Sunbelt’s reimbursement policies (the “Accrued Amounts”).

d.

In the event of Employee’s termination as set forth in Subparagraph (b)(iii) above, Employee will receive the Accrued Amounts. Further, subject to the terms and conditions of this Agreement, in the event Sunbelt elects to accelerate the effective date of Employee’s termination of employment prior to the expiration of the twelve (12) month notice period, and provided Employee timely executes and does not revoke Sunbelt’s standard Separation and Release Agreement (the “Release”) within the period set forth in the Release, Sunbelt will continue to pay to Employee the base salary (but no other compensation or benefits) Employee would have received had he continued in employment with Sunbelt for the remainder of such twelve (12) month notice period, which base salary continuation shall be payable in substantially equal installments in accordance with Sunbelt’s regular payroll practices. The payment described in herein shall commence as soon as practicable following the sixtieth (60th) day after the Termination Date so long as the Release shall have become effective and irrevocable under all applicable law. The first payment after execution of the Release shall include all amounts that would have been paid following the Termination Date had the Release been effective as of the Termination Date, but which were not yet paid.

e.

In the event of a termination of Employee’s employment without Cause by Sunbelt as set forth in Subparagraph (b)(iv) above or by Employee for Good Reason as set forth in Subparagraph (b)(v) above, Employee will receive the Accrued Amounts. Further, subject to the terms and conditions of this Agreement and provided Employee timely executes and does not revoke the Release within the period set forth in the Release:

i.

Employee shall receive severance in the amount of one (1) year of Employee’s base salary as in effect on the Termination Date, which shall be payable over such period in substantially equal installments in accordance with Sunbelt’s regular payroll practices, and

ii.

Employee shall receive an amount equal to the actual performance bonus Employee would have earned during the fiscal year in which the Termination Date occurred had he not been terminated; provided, however, such performance bonus shall be prorated based upon the number of full months Employee was employed by Sunbelt from the beginning of the fiscal year through the Termination Date. Such amount shall be payable in a single sum, subject to the Release becoming effective, as soon as practicable following the date Sunbelt determines the amount of the bonus, which shall be no later than 2% months following the end of the fiscal year in which the Termination Date occurs.

The severance described in Subparagraph (e)(i) shall be paid in the form set forth therein and shall commence as soon as practicable following the sixtieth (60th) day after the Termination Date so long as the Release shall have become effective and irrevocable under all applicable law. The first payment after execution of the Release shall include all amounts that would have been paid following the Termination Date had the Release been effective as of the Termination Date, but which were not yet paid.

f.

Employee shall remain subject to confidentiality provisions and restrictive covenants set forth in Paragraphs 7, 8, 9, and 10 in this Agreement following termination of employment for any reason. In the event Employee breaches any of the provisions set forth in Paragraphs 7, 8, 9, or 10 of this Agreement at any point, all unpaid amounts set forth in Subparagraphs (d) and (e) above shall be cancelled without payment and Sunbelt shall be under no further obligation to make any payment to Employee. Further, Employee shall be required to repay the gross amount of all payments made pursuant to Subsections (d) or (e) (other than the Accrued Amounts), less $100, with repayment due within thirty (30) days of receipt of Sunbelt’s written request for repayment.

g.

Sunbelt’s obligations under Paragraph 3 of this Agreement shall terminate immediately upon the termination of Employee’s employment, unless otherwise required by law. However, Employee’s obligations pursuant to this Agreement shall survive termination of Employee’s employment.

6.	Acknowledgements. Employee acknowledges that:

a.	Sunbelt is engaged in the lines of business set forth in Paragraph 11.c of the Agreement;

b.

Employee’s position is a position of trust and responsibility with Sunbelt and Sunbelt will provide Employee with access to Confidential Information, Trade Secrets, and valuable information concerning Sunbelt’s employees, Sunbelt’s Business Partners, and Sunbelt’s business plans;

c.

the Trade Secrets and Confidential Information, the relationship between Sunbelt and each of its employees and customers, and Sunbelt’s rights in certain inventions and works and in related intellectual property rights are valuable assets of Sunbelt;

d.

Sunbelt’s competitors would obtain an unfair advantage if Employee: (i) discloses Confidential Information or Trade Secrets to Sunbelt’s competitors; (ii) uses Confidential Information or Trade Secrets on behalf of any entity that competes with Sunbelt; or (iii) exploits the relationships Employee develops on behalf of Sunbelt during Employee’s employment to solicit customers or employees on behalf of any entity that competes with Sunbelt in violation of this Agreement;

e.

the restrictions contained in this Agreement are reasonable and necessary to protect the legitimate business interests of Sunbelt and will not impair or infringe upon Employee’s right to work or earn a living in the event Employee’s employment with Sunbelt ends.

7.	Trade Secrets, Confidential information, and Work Product.

a.

“Trade Secrets” means Sunbelt’s trade secrets as defined by applicable statutory or common law. “Trade Secrets” mean all forms and types of financial, business, scientific, technical, economic, or engineering information, including patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, procedures, programs, or codes, whether tangible or intangible, and whether or how stored, compiled, or memorialized physically, electronically, graphically, photographically, or in writing that: (1) derives independent economic value, actual or potential, from not being generally known to the public or to other persons or entities who can obtain economic value from its disclosure or use and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Employee acknowledges and agrees that Sunbelt’s Trade Secrets are not generally known to the public or to Sunbelt’s competitors, were developed or compiled at significant expense by Sunbelt over an extended period of time, are the subject of Sunbelt’s reasonable efforts to maintain their secrecy, and that Sunbelt derives significant independent economic value by keeping its Trade Secrets a secret.

b.	“Confidential lnformation” means:

i.

Sunbelt’s information, to the extent not considered a Trade Secret under applicable law, that (1) relates to the business of Sunbelt; (2) possesses an element of value Sunbelt; (3) is not generally known to Sunbelt’s competitors; and (4) would damage Sunbelt if disclosed; or

ii.

information of any third party provided to Sunbelt that Sunbelt is obligated to treat as confidential (such third party to be referred to as the “Third Party”), including, but not limited to, information provided to Sunbelt by its team members, vendors, licensors, suppliers, or customers.

iii.

“Confidential Information” includes, but is not limited to, the following: personnel files; employee identifying information (e.g., social security numbers, date of birth, etc.); health-related information regarding any other person; results of background screening information; compensation and benefits (if obtained through Employee’s job function and access to company wage and payroll information); human resources/payroll records; recruiting strategies; business acquisitions; financial records, information, and condition; customer contact information, contracts, and rates; marketing strategies; product and service pricing information; business strategies and processes; research and development projects; proprietary software code, algorithms, network architecture, hardware designs, and technical specification; and trade secret and proprietary information. Employee acknowledges and agrees that Sunbelt goes to great lengths to keep Confidential Information secret, confidential, and not available to the public, and that disclosure of Confidential Information would cause great detriment to Sunbelt.

c.

“Work Product” means any subject matter protected under patent, copyright, proprietary database, trademark, trade secret, rights of publicity, confidential information, or other property rights, including all worldwide rights therein, that is or was conceived, created or developed in whole or in part by Employee while employed by Sunbelt and that either: (1) is created within the scope of Employee’s employment; (2) is based on, results from, or is suggested by any work performed within the scope of Employee’s employment and is directly or indirectly related to the business of Sunbelt or a line of business that Sunbelt may reasonably be interested in pursuing; (3) has been or will be paid for by Sunbelt; or (4) was created or improved in whole or in part by using Sunbelt’s time, resources, data, facilities, or equipment. Work Product shall not include any intellectual property the assignment of which to Sunbelt would be expressly prohibited by a specifically applicable state law, regulation, rule or public policy.

8.	Protection of Trade Secrets, Confidential Information, and Work Product.

a.	Employee agrees that Employee will not:

i.

either during or after Employee’s employment with Sunbelt, use or disclose Trade Secrets for any purpose other than the performance of Employee’s duties for Sunbelt, except as authorized in writing by Sunbelt;

ii.

either during or for a period of twenty-four (24) months after Employee’s employment with Sunbelt, use or disclose Confidential Information for any purpose other than the performance of Employee’s duties for Sunbelt, except as authorized in writing by Sunbelt;

iii.

either during or after Employee’s employment with Sunbelt, use or disclose: (1) any confidential information or trade secrets of any Third Party; or (2) any works of authorship developed in whole or in part by Employee or any other party, unless authorized in writing by the Third Party; or

iv.

upon the conclusion of Employee’s employment with Sunbelt, for any reason, retain Trade Secrets, Confidential Information, or Work Product including any copies existing in any form (including electronic form) that are in Employee’s possession, custody, or control.

b.

Protection of Work Product. Employee’s employment duties may include inventing in areas directly or indirectly related to the business of Sunbelt or to a line of business that Sunbelt may reasonably be interested in pursuing. All Work Product shall constitute work made for hire. If: (i) any of the Work Product may not be considered work made for hire; or (ii) ownership of all right, title, and interest in and to the Work Product will not vest exclusively in Sunbelt, then, without further consideration, Employee assigns all presently-existing

Work Product, except that which has been explicitly excluded from assignment in this Agreement, if any, and agrees to assign, and automatically assigns, all future Work Product to Sunbelt.

Sunbelt will have the right to obtain and hold in its own name copyrights, patents, design registrations and continuations thereof, proprietary database rights, trademarks, rights of publicity, and any other protection available in the Work Product. At Sunbelt’s request, Employee agrees to perform, during or after Employee’s employment with Sunbelt, any acts to transfer, perfect, and defend Sunbelt’s ownership of the Work Product, including, but not limited to: (a) executing all documents (including a formal assignment to Sunbelt) for filing an application or registration for protection of the Work Product (an “Application”); (b) explaining the nature of the Work Product to persons designated by Sunbelt; (c) reviewing an Application and other related papers; or (d) providing any other assistance reasonably required for the orderly prosecution of an Application. Employee waives all moral rights Employee may have to the Work Product in the United States and other countries (including, without limitation, any rights Employee may have under 17 U.S.C. § 106A).

Notwithstanding the provisions of this Paragraph, Employee is not obligated to assign Employee’s rights in an invention that Employee can prove was developed entirely on Employee’s own time without using Sunbelt’s equipment, supplies, facilities, Confidential Information, Trade Secrets, or Work Product, except for those inventions that (i) relate at the time of conception or reduction to practice of the invention to Sunbelt’s business, or actual or demonstrably anticipated research or development of Sunbelt, or (ii) result from any work performed by Employee for Sunbelt.

c.

The obligations under this Agreement shall remain in effect as long as the information constitutes a Trade Secret or Confidential Information under the definitions set forth in this Agreement and/or applicable law.

d.

The confidentiality, property, and proprietary rights protections available in this Agreement are in addition to, and not exclusive of, any and all other rights to which Sunbelt is entitled under federal and state law, including, but not limited to, rights provided under copyright laws, trade secret and confidential information laws, and laws concerning fiduciary duties.

e.

This Agreement will not be interpreted or applied in a way that would interfere with the rights of Sunbelt’s employees to self-organize, join, or assist labor organizations; to bargain collectively through representatives of their own choosing; or to engage in other concerted activities for the purpose of collective bargaining or other mutual aid or protection or to refrain from engaging in such activities.

f.

Notwithstanding the foregoing, nothing in this Agreement prohibits Employee from reporting to any governmental authority information concerning suspected violations of law or regulation and that Employee may disclose trade secret information to a government official or to an attorney and use it in certain court proceedings without fear of prosecution or liability, provided Employee does so consistent with federal law as outlined at 18 U.S.C. § 1833.

9.

Return of Company Property. Immediately upon termination of Employee’s employment from Sunbelt, Employee shall return and surrender to Sunbelt all Sunbelt property, including phones, computers, tablets, electronic devices, data storage devices, equipment, key cards, vehicles, electronically stored information, files and documents containing Trade Secrets, Confidential Information, Work Product, including copies thereof, and other materials owned and used by Sunbelt in connection with the conduct of its business that Employee possessed, used, garnered, or gathered in the course and scope of their employment with Sunbelt.

10.	Non-Competition and Non-Solicitation. Employee agrees that during the Restricted Period, Employee shall not, directly or indirectly through other agents, co-workers, or intermediaries:

a.

work in the Restricted Business, or engage in a business that is the same or similar to the Restricted Business, within the Restricted Territory in the same or similar position that Employee held at any time during Employee’s employment with Sunbelt;

b.

solicit or recruit, or aid in the solicitation or recruitment of, the employment or services of any person who was employed by or provided services to Sunbelt at any time during the last twelve (12) calendar months of

Employee’s employment, or induce or attempt to induce any such person to end their employment relationship with or otherwise stop providing services to Sunbelt.

c.

take action to solicit, divert, take away, contact, or call upon, or attempt to solicit, divert, take away, contact, or call upon any Business Partner of Sunbelt for the purpose of selling, obtaining, or providing any products or services competitive with those offered or received by Sunbelt. The restrictions set forth in this Paragraph apply only to Business Partners with whom Employee had Contact. Nothing in this Paragraph shall be construed to prohibit Employee from soliciting: (i) a Business Partner that has terminated its business relationship with Sunbelt (for reasons other than being solicited or encouraged by Employee to do so); (ii) a product line or service line competitive with one that Sunbelt no longer offers; or (iii) a product line or service line with which Employee had no involvement while working for Sunbelt and about which Employee did not learn Trade Secrets or Confidential lnformation.

d.

organize or own any interest in (either directly or through any parent, affiliate, or subsidiary corporation, partnership, or other entity), or act as agent for any person, corporation, or other entity that is directly or indirectly engaged in a Restricted Business in the Restricted Territory. However, nothing herein shall preclude Employee from (i) working in a capacity which does not violate any other restrictions contained in this Paragraph; or (ii) holding not more than one percent (1%) of the outstanding shares of any publicly held company that may be so engaged in a trade or business the same or similar to the Restricted Business.

11.	Definitions.

a.	“Contact” means any interaction that takes place in the last twelve (12) months of Employee’s employment with Sunbelt and is between Employee and a Customer:

i.	With whom Employee dealt on behalf of Sunbelt;

it	Whose dealings with Sunbelt were coordinated or supervised by Employee;

iii.	About whom Employee obtained Trade Secrets or Confidential Information in the ordinary course of business as a result of Employee’s work performed on behalf of Sunbelt; or

iv.	Who purchases products or services from Sunbelt, the sale or provision of which directly results or resulted in compensation, commissions, or earnings for Employee.

b.

“Business Partner” means a person or entity to whom Sunbelt has sold its products or services, a person or entity to whom Sunbelt has directly solicited to sell its products or services, or a vendor or supplier that provided products or services to Sunbelt in the previous twelve (12) months.

c.

“Restricted Business” means the lines of business in which Sunbelt is engaged, which include the business of renting equipment and tools and selling used rental equipment and tools, and various related services and products, to commercial, industrial, entertainment, and consumer customers in the following market segments, among others: general construction, maintenance, and repair; industrial construction, maintenance, and repair; power and HVAC; climate control and air quality; flooring solutions; industrial steel and metal fabrication; compressed air equipment and air tools; remediation and restoration; ground protection and event flooring; oil and gas; scaffolding equipment, erection and dismantling; pile driving and drilling equipment; shoring solutions; material handling; pump solutions and fluid handling equipment; elevated work platforms; temporary walls; drones; temporary structures; shoring; film and television production; and any other lines of business in which Sunbelt becomes engaged in during Employee’s employment, and the development. design, creation, testing, and implementation of software and programs for renting equipment and tools and selling used rental equipment and tools, and various related services and products, in the industries identified in this Paragraph.

d.

“Restricted Period” means the term of Employee’s employment with Sunbelt and a period of twelve (12) calendar months after Employee separates from employment with Sunbelt for any reason. Employee agrees that the Restrictive Period shall be tolled during any period(s) of violation of the Paragraphs 7, 8, 9, and 10 in this Agreement.

e.

“Restricted Territory” means the territory in which Sunbelt sells its products and services in the United States. Employee acknowledges that Employee’s job duties are such that they affect Sunbelt’s operations nationwide. Employee agrees that the nature of Employee’s work and Sunbelt’s business are not geographically restricted and are unrelated to Sunbelt’s physical locations or the physical location of any Sunbelt competitor. Employee further agrees that Employee will work toward expanding Sunbelt’s business capabilities nationwide. Accordingly, Sunbelt has a protectable business interest in, and the parties intend the Restricted Territory to encompass, each and every location from which Employee could engage in work for a Sunbelt competitor in any state in which Sunbelt has a physical location and/or Business Partner. If, but only if, this Restricted Territory is held to be invalid, the Restricted Territory shall include each location from which Employee can conduct business in any of the following locations: each county in the United States in which Sunbelt conducts sales or operations. If, but only if, this revised Restricted Territory is held to be invalid, then the Restricted Territory shall be any location within a fifty (50) mile radius of any Sunbelt physical location, including Sunbelt’s Profit Centers and Support Office.

12.

Section 409A. This Agreement is intended and shall be interpreted to comply with, or satisfy an exemption from, Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and the Treasury Regulations promulgated thereunder (collectively, “Section 409A”) such that there are no adverse tax consequences, interest or penalties under Section 409A because of any payments made pursuant to this Agreement. Notwithstanding any other provisions in this Agreement, to the extent any provisions of this Agreement is determined to cause the Agreement to fail to meet any requirement of Section 409A, Sunbelt may in its sole discretion change such provisions in order to comply with Section 409A. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. For purposes of this Agreement, a termination of Employee’s employment, “resignation,” or words of similar import, as used in this Agreement shall mean, with respect to any payments subject to Section 409A, a “separation from service” within the meaning of Section 409A. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Employee in connection with his or her separation from service is subject to Section 409A and Employee is determined to be a “specified employee” as defined in Code Section 409A(a){2){B)(i), then such payment or benefit shall be delayed without interest until six months after Employee’s separation from service (the “Delayed Payment Date”). Any and all payments that would otherwise have been paid before the Delayed Payment Date shall be paid to Employee in a lump sum on the day immediately following the Delayed Payment Date or, if earlier, within thirty (30) days of Employee’s death, and any remaining payments shall be paid in accordance with their original schedule. If any payment subject to Section 409A is contingent on the delivery of a release by Employee and could occur in either of two years, the payment will occur in the later year. Nothing in this Agreement shall be construed as a guarantee of any particular tax treatment to Employee. In no event shall Sunbelt be liable for any taxes, interest, penalties, or other expenses as the result of non-compliance with Section 409A.

13.

Disclosure of Obligations to Subsequent Employer. If Employee becomes employed by or otherwise provides services for another company during the Restricted Period, Employee agrees that they will notify that company of this Agreement and provide a copy of this Agreement to that subsequent employer, as soon as practicable before becoming employed by or providing services for the other company. Employee also hereby authorizes Sunbelt to notify such company about the Agreement.

14.

Remedies for Breach. This Agreement creates rights which cannot solely be protected by an award of money damages and that specific performance shall lie for any breach of this Agreement. Employee agrees, in the event of any breach of this Agreement, material or immaterial, that Employer will suffer irreparable harm and will not have an adequate remedy at law, that Employer may pursue and obtain preliminary and permanent injunctive relief, in addition to any other remedy to which Employer may be entitled at equity or Jaw, and that Employer shall be entitled to a judgment from a court of competent jurisdiction to enjoin any further breach of this Agreement.

Employee expressly and specifically waives all bond or security requirements which would or may otherwise be associated or required in connection with the injunctive relief. Employee agrees that upon breach of any of the provisions of this Agreement, Sunbelt shall be entitled to, at minimum, an accounting and repayment of all profits, royalties, compensation, and/or other benefits that Employee directly or indirectly has realized or may realize as a result of, or in connection with, any such breach. Nothing herein limits any other damages Sunbelt may recover as a result of Employee’s breach of the Agreement.

15.

Attorneys’ Fees. In the event of litigation relating to this Agreement, Sunbelt shall, if it is the prevailing party, be entitled to recover attorneys’ fees and costs of litigation in addition to all other remedies available at law or in equity.

16.	Non-Waiver. The waiver by either party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or any other provision of this Agreement.

17.

Severability/Reformation. It is the intention of the Parties that the terms of this Agreement shall be construed to be separable and severable. No provision of this Agreement found invalid or unenforceable shall invalidate or render unenforceable any other provision of this Agreement It is the intention of the Parties that if any provision of this Agreement is found invalid or unenforceable in any part or degree, it shall be interpreted, if possible, so as to render it reasonable and enforceable on a limited and reasonable basis.

18.

Governing Law, Forum. This Agreement shall in all respects be governed by and construed according to the laws of South Carolina, without regard to its conflicts of law principles. The Parties agree that any action that they may bring against one another that pertains to this Agreement (including but not limited to any action for declaratory relief) must be brought exclusively in the state or federal courts encompassing York County, South Carolina. Employee hereby consents to the jurisdiction of said courts. In any such action or proceeding, Employee expressly waives any objections to such jurisdiction, forum and venue and irrevocably consents and submits to the personal jurisdiction of the state or federal courts encompassing the county identified in this Paragraph.

19.

Successors, Heirs, and Assigns. The rights and obligations of Employee under this Agreement shall inure to the benefit of Sunbelt, its successors and assigns, and shall be binding upon Employee. Sunbelt shall have the right to assign, transfer, or convey this Agreement to its affiliated companies, successor entities, or assignees or transferees of substantially all Sunbelt’s business activities. This Agreement may not be assigned by Employee to any other person or entity.

20.

Right to Consult Counsel. Employee acknowledges that Employee has had the benefit of independent professional counsel with respect to this Agreement and that Employee is not relying upon Sunbelt, Sunbelt’s attorneys, or any person on behalf of or retained by Sunbelt for any advice or counsel with respect to this Agreement.

21.

Entire Agreement; Amendment. This Agreement sets forth the entire understanding of the Parties with respect to the subject matter hereof, supersedes all existing agreements between the Parties with respect to such matters, and shall not be modified or amended except by a further written document signed by all Parties.

IN WITNESS WHEREOF, signing below signifies that Employee agrees to the terms and conditions of this Agreement stated above and that Employee will comply with this Agreement, effective as of the Effective Date.

EMPLOYEE

08/ 31/ 2024
Signature of Alex Pease	Date

SUNBELT RENTALS, INC.

/ /
Signature of Brendan Horgan	Date
Chief Executive Office